Exhibit 99.1

Press Release

April 26, 2013	Contact:	Vikram U. Kini
VP, Investor Relations
Tel. (610) 249-2009

GARDNER DENVER REPORTS FIRST QUARTER 2013 RESULTS

•	Reports quarterly revenue of $514 million, a decrease of 15% versus the prior year

•	Delivers Diluted Earnings Per Share (“DEPS”) of $0.93 and Adjusted DEPS of $1.06, a decrease of 24% versus the prior year (1)

•	Reaffirms previously announced full-year 2013 guidance (1)

WAYNE, Pa., April 26, 2013 — Gardner Denver, Inc. (NYSE: GDI) today reported first quarter 2013 results and reaffirmed previous guidance for fiscal year 2013.

Revenues for the first quarter ended March 31, 2013 were $513.5 million, down 15% compared with the prior year first quarter. Operating income for the first quarter of 2013 was $63.4 million, compared with $79.8 million in the first quarter of the prior year, resulting in an operating margin decline of 90 basis points to 12.3%. Net income attributable to Gardner Denver for the first quarter of 2013 was $45.7 million, or $0.93 DEPS, compared with $54.8 million, or $1.08 DEPS, in the same period of 2012. Results for the first quarter of 2013 included after-tax charges of $0.13 per diluted share primarily related to costs incurred in connection with the exploration of strategic alternatives and the Company’s ongoing restructuring activities. Excluding these charges, Adjusted DEPS for the first quarter of 2013 was $1.06, compared with $1.40 in the same period of 2012. (1)

“We were pleased with our first quarter results in a challenging environment,” said Michael M. Larsen, Gardner Denver’s President and Chief Executive Officer. “I am encouraged by our sequential order growth in the first quarter as orders grew 7% over the fourth quarter of 2012 and resulted in a book-to-bill ratio of 1.07.”

Factors affecting first quarter results for the Company’s business segments included: (2)

Engineered Products Group (EPG)

In the first quarter of 2013, EPG revenues decreased 24% to $211.7 million compared with the same period of 2012, principally as a result of the expected lower shipments in our Petroleum & Industrial Pumps business. Operating income in the first quarter of 2013 decreased 48% to $33.5 million and as a result Adjusted Operating Margins decreased to 17.5%, down 650 basis points from last year’s first quarter. (1)

Industrial Products Group (IPG)

IPG revenues decreased 7% to $301.9 million for the first quarter of 2013 compared to the same period of 2012. Operating income in the first quarter of 2013 increased 92% to $29.8 million and Adjusted Operating Margins increased to 11.7%, up 70 basis points from the same period of 2012. (1)

Outlook

“Looking ahead, our full-year view of 2013 is essentially unchanged from our previous guidance, both in terms of global economic growth as well as the fundamentals for our Petroleum and Industrial Pumps business. As expected, the first half of 2013 is our toughest comparison. Despite the continued slow global growth environment, Gardner Denver is well-positioned for stronger performance for the remainder of the year as we continue to execute on our strategic priorities and invest in future growth opportunities. We are taking the steps necessary to position Gardner Denver to capitalize on favorable long-term industry trends, including recovery in the global markets, particularly energy. Accordingly, we are reaffirming our full-year Adjusted DEPS will be in the range of $5.00 to $5.20.” (1)

Earnings for the full year of 2013 are expected to be in the range of $4.18 to $4.38 per diluted share. Second quarter 2013 DEPS are expected to range between $1.05 and $1.15. These projections include profit improvement costs and other items totaling $0.05 per diluted share for the second quarter and $0.82 per diluted share for the full year 2013. Excluding these items, second quarter 2013 Adjusted DEPS are expected to range between $1.10 and $1.20 and full year 2013 Adjusted DEPS are expected to range between $5.00 and $5.20. (1)

Corporate Profile

Gardner Denver, Inc., with 2012 revenues of approximately $2.4 billion, is a leading worldwide manufacturer of highly engineered products, including compressors, liquid ring pumps and blowers for various industrial, medical, environmental, transportation and process applications, pumps used in the petroleum and industrial market segments and other fluid transfer equipment, such as loading arms and dry break couplers, serving chemical, petroleum and food industries. Gardner Denver’s news releases are available by visiting the Investors section on the Company’s website (www.GardnerDenver.com).

Forward-Looking Information

This press release contains forward-looking statements that involve risks and uncertainties. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “could,” “should,” “anticipate,” “expect,” “believe,” “will,” “project,” “lead,” or the negative thereof or variations thereon or similar terminology. The actual future performance of the Company could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to: risks relating to the proposed merger of the Company, execution of restructuring plans, senior management turnover, changing economic conditions; pricing of the Company’s products and other competitive market pressures; the costs and availability of raw materials; fluctuations in foreign currency exchange rates and energy prices; risks associated with the Company’s current and future litigation; and the other risks detailed from time to time in the Company’s SEC filings, including but not limited to, its Annual Report on Form 10-K for the fiscal year ended December 31, 2012,as amended by Amendment No. 1 on Form 10-K/A, and its subsequent quarterly reports on Form 10-Q for the 2013 fiscal year. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company does not undertake, and hereby disclaims, any duty to update these forward-looking statements, although its situation and circumstances may change in the future.

(1)	Adjusted Operating Income and Adjusted Operating Margin, on a consolidated and segment basis, and Adjusted DEPS are financial measures that are not in accordance with GAAP. For reconciliation to the comparable GAAP number for reported historical periods please see “Reconciliation of Operating Income and DEPS to Adjusted Operating Income and Adjusted DEPS” at the end of this press release. Gardner Denver believes the non-GAAP financial measures of Adjusted Operating Income, Adjusted Operating Margin and Adjusted DEPS provide important supplemental information to both management and investors regarding financial and business trends used in assessing its results of operations. Gardner Denver believes excluding the specified items from operating income and DEPS provides a more meaningful comparison to the corresponding reported periods and internal budgets and forecasts, assists investors in performing analysis that is consistent with financial models developed by investors and research analysts, provides management with a more relevant measurement of operating performance and is more useful in assessing management performance.
(2)	Segment operating income (defined as income before interest expense, other income, net, and income taxes) and segment operating margin (defined as segment operating income divided by segment revenues) are indicative of short-term operational performance and ongoing profitability. For a reconciliation of segment operating income to consolidated operating income and consolidated income before income taxes, see “Business Segment Results” at the end of this press release.

GARDNER DENVER, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts and percentages)

(Unaudited)

	Three Months Ended March 31,		% Change
	2013	2012
Revenues	$513,541	$604,356	(15)
Cost of sales	339,595	401,789	(15)

Gross profit	173,946	202,567	(14)
Selling and administrative expenses	102,462	105,913	(3)
Other operating expense, net	8,107	16,862	(52)

Operating income	63,377	79,792	(21)
Interest expense	2,677	3,834	(30)
Other income, net	(1,308)	(1,223)	7

Income before income taxes	62,008	77,181	(20)
Provision for income taxes	16,122	22,066	(27)

Net income	45,886	55,115	(17)
Less: Net income attributable to noncontrolling interests	203	283	(28)

Net income attributable to Gardner Denver	$45,683	$54,832	(17)

Earnings per share attributable to Gardner Denver common stockholders:
Basic earnings per share	$0.93	$1.08	(14)

Diluted earnings per share	$0.93	$1.08	(14)

Cash dividends declared per common share	$0.05	$0.05	—

Basic weighted average number of shares outstanding	49,161	50,638

Diluted weighted average number of shares outstanding	49,357	50,937

Shares outstanding as of March 31	49,207	50,609

GARDNER DENVER, INC.

CONDENSED BALANCE SHEET ITEMS

(in thousands, except percentages)

(Unaudited)

	3/31/2013	12/31/2012	% Change
Cash and cash equivalents	$225,401	$254,000	(11)
Accounts receivable, net	428,654	444,815	(4)
Inventories, net	372,218	343,197	8
Total current assets	1,098,594	1,116,989	(2)

Total assets	2,455,402	2,501,804	(2)

Short-term borrowings and current maturities of long-term debt	305,946	359,433	(15)
Accounts payable and accrued liabilities	406,274	409,060	(1)
Total current liabilities	712,220	768,493	(7)
Long-term debt, less current maturities	17,829	9,727	83

Total liabilities	987,343	1,047,641	(6)

Total stockholders’ equity	$1,468,059	$1,454,163	1

GARDNER DENVER, INC.

BUSINESS SEGMENT RESULTS

(in thousands, except percentages)

(Unaudited)

	Three Months Ended March 31,		% Change
	2013	2012
Industrial Products Group
Revenues	$301,852	$325,827	(7)
Operating income	29,843	15,539	92
% of revenues	9.9%	4.8%
Orders	318,842	357,509	(11)
Backlog	239,754	291,437	(18)

Engineered Products Group
Revenues	211,690	278,529	(24)
Operating income	33,534	64,253	(48)
% of revenues	15.8%	23.1%
Orders	230,123	322,785	(29)
Backlog	312,038	463,899	(33)

Reconciliation of Segment Results to Consolidated Results
Industrial Products Group operating income	$29,843	$15,539
Engineered Products Group operating income	33,534	64,253

Consolidated operating income	63,377	79,792
% of revenues	12.3%	13.2%
Interest expense	2,677	3,834
Other income, net	(1,308)	(1,223)

Income before income taxes	$62,008	$77,181

% of revenues	12.1%	12.8%

The Company evaluates the performance of its reportable segments based on operating income, which is defined as income before interest expense, other income, net, and income taxes. Reportable segment operating income and segment operating margin (defined as segment operating income divided by segment revenues) are indicative of short-term operating performance and ongoing profitability. Management closely monitors the operating income and operating margin of each business segment to evaluate past performance and identify actions required to improve profitability.

GARDNER DENVER, INC.

SELECTED FINANCIAL DATA SCHEDULE

(in millions, except percentages)

(Unaudited)

	Three Months Ended March 31,
	$ Millions	% Change
Industrial Products Group
2012 Revenues	325.8
Effect of currency exchange rates	(1.5)	—
Organic growth	(22.4)	(7)

2013 Revenues	301.9	(7)

2012 Orders	357.5
Effect of currency exchange rates	(1.4)	—
Organic growth	(37.3)	(11)

2013 Orders	318.8	(11)

Backlog as of 3/31/12	291.4
Effect of currency exchange rates	(6.5)	(2)
Organic growth	(45.1)	(16)

Backlog as of 3/31/13	239.8	(18)

Engineered Products Group
2012 Revenues	278.5
Effect of currency exchange rates	(0.4)	—
Organic growth	(66.4)	(24)

2013 Revenues	211.7	(24)

2012 Orders	322.8
Effect of currency exchange rates	(0.3)	—
Organic growth	(92.4)	(29)

2013 Orders	230.1	(29)

Backlog as of 3/31/12	463.9
Effect of currency exchange rates	(4.3)	(1)
Organic growth	(147.6)	(32)

Backlog as of 3/31/13	312.0	(33)

Consolidated
2012 Revenues	604.4
Effect of currency exchange rates	(1.9)	—
Organic growth	(89.0)	(15)

2013 Revenues	513.5	(15)

2012 Orders	680.3
Effect of currency exchange rates	(1.7)	—
Organic growth	(129.7)	(19)

2013 Orders	548.9	(19)

Backlog as of 3/31/12	755.3
Effect of currency exchange rates	(10.8)	(1)
Organic growth	(192.7)	(26)

Backlog as of 3/31/13	551.8	(27)

GARDNER DENVER, INC.

RECONCILIATION OF OPERATING INCOME AND DEPS TO

ADJUSTED OPERATING INCOME AND ADJUSTED DEPS

(in thousands, except per share amounts and percentages)

(Unaudited)

While Gardner Denver, Inc. reports financial results in accordance with accounting principles generally accepted in the U.S. (“GAAP”), this press release includes non-GAAP measures. These non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures. Gardner Denver, Inc. believes the non-GAAP financial measures of Adjusted Operating Income and Adjusted DEPS provide important supplemental information to both management and investors regarding financial and business trends used in assessing its results of operations. Gardner Denver believes excluding the specified items from operating income and DEPS provides management a more meaningful comparison to the corresponding reported periods and internal budgets and forecasts, assists investors in performing analysis that is consistent with financial models developed by investors and research analysts, provides management with a more relevant measurement of operating performance, and is more useful in assessing management performance.

	Three Months Ended March 31, 2013
	Industrial Products Group	Engineered Products Group	Consolidated
Operating income	$29,843	$33,534	$63,377
% of revenues	9.9%	15.8%	12.3%

Adjustments to operating income:
Profit improvement initiatives (3)	1,440	625	2,065
Other, net (5)	3,901	2,825	6,726

Total adjustments to operating income	5,341	3,450	8,791

Adjusted operating income	$35,184	$36,984	$72,168
% of revenues, as adjusted	11.7%	17.5%	14.1%

	Three Months Ended March 31, 2012
	Industrial Products Group	Engineered Products Group	Consolidated
Operating income	$15,539	$64,253	$79,792
% of revenues	4.8%	23.1%	13.2%

Adjustments to operating income:
Profit improvement initiatives (3)	12,002	2,218	14,220
Robuschi backlog and inventory amortization (4)	7,391	—	7,391
Other, net (5)	1,010	279	1,289

Total adjustments to operating income	20,403	2,497	22,900

Adjusted operating income	$35,942	$66,750	$102,692
% of revenues, as adjusted	11.0%	24.0%	17.0%

	Three Months Ended March 31,
	2013	2012	% Change
Diluted earnings per share	$0.93	$1.08	(14)

Adjustments to diluted earnings per share:
Profit improvement initiatives (3)	0.03	0.20
Robuschi backlog and inventory amortization (4)	—	0.10
Other, net (5)	0.10	0.02

Total adjustments to diluted earnings per share	0.13	0.32

Adjusted diluted earnings per share	$1.06	$1.40	(24)

(3)	Charges in both years reflect costs, including employee termination benefits, to streamline operations and reduce overhead costs.
(4)	Relates to amortization of the fair market value adjustments to backlog and inventory acquired as part of the acquisition of Robuschi SpA.
(5)	Charges in 2013 consist primarily of costs incurred in conjunction with the exploration of strategic alternatives to enhance shareholder value. Charges in 2012 consist primarily of fair value adjustments related to the exit of a business, certain severance payments and acquisition due diligence costs.